Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-8 No. 333-255963) pertaining to the 2021 Stock Incentive Plan of Veoneer, Inc., and
2.Registration Statement (Form S-8 No. 333-225793) pertaining to the 2018 Stock Incentive Plan of Veoneer, Inc.;

of our reports dated February 17, 2022, with respect to the consolidated financial statements of Veoneer, Inc. and the effectiveness of internal control over financial reporting of Veoneer, Inc. included in this Annual Report (Form 10-K) of Veoneer, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young AB

Stockholm, Sweden
February 17, 2022